Exhibit 10.19

April 23, 2021

FIRST NAME
ADDRESS

VIA ELECTRONIC MAIL

Re: Agreement to Convert Common Stock Purchase Warrants and Series D Preferred Stock

NAME:

You are being sent this letter (the “Letter Agreement”) as you are currently the holder of _____ Series D Preferred Shares (the “Series D Preferred Shares”) issued by Recruiter.com Group, Inc. (the “Company”) entitling you to purchase _____ of common stock of the Company. Reference is made to transaction documents entered into by and among the Company and NAME pursuant to which you acquired the Series D Preferred Shares and Warrants (the “Transaction Documents”).

Our Current Financing – Potential Uplisting

As you may be aware, the Company is currently in the process of pursuing a public offering of its securities, including but not limited to, its common stock, par value $0.001 per share (the “Common Stock”), to raise up to $12,000,000, and list its securities onto the NASDAQ (the “Offering”). The Company has filed a registration statement on Form S-1 with the United States Securities and Exchange Commission (the “SEC”) related to the Offering which is being led by Joseph Gunnar & Co. LLC (the “Underwriter”). In connection with the Offering and prior to its closing, the Company will be engaging in a reverse stock split pursuant to which the number of our shares of Common Stock issued and outstanding will be reduced proportionately based on the reverse stock split ratio to be determined. The share and dollar figures in this Letter Agreement are pre-split and the share amounts actually issued will be adjusted post-split based on the reverse stock split ratio that is ultimately agreed to by the Underwriter and the Company. The Company believes that attaining and maintaining the listing of our shares of Common Stock on NASDAQ is in the best interests of our Company and its stockholders, because if listed on NASDAQ, the Company believes that the liquidity in the trading of its Common Stock could be significantly enhanced, which could result in an increase in the trading price and may encourage investor interest and improve the marketability of our Common Stock to a broader range of investors. The Underwriter has advised the Company that in order for it to proceed with the Offering and with the Company’s listing of the Common Stock on NASDAQ, it requires that certain actions be taken by holders of securities of the Company. The Company is therefore contacting you and other holders of the Company’s securities to request they convert their holdings into Common Stock.

What We Need From You

By executing and delivering this letter, you agree to accept shares of the Company’s restricted common stock as described below in exchange for all outstanding Warrants and Series D Preferred shares. As of April 19, 2021 our records indicate that you own Warrants entitling you to purchase _____ shares of Common Stock and have rights to ______ shares of Common Stock based on your ownership of _____ Series D Preferred Shares at the current conversion price of $1.60.

You hereby agree by your signing of this Letter Agreement to automatically exchange your Warrants to purchase _____ shares of Common Stock into ______ restricted shares of Common Stock upon the closing of the Offering (the “Automatic Warrant Conversion”). Within ten (10) business days of the closing date of the Offering, the Company shall send you instructions on surrendering to the Company your original Warrants; provided, however, the Automatic Warrant Conversion shall be effective on the date of the closing of the Offering, whether or not you surrender your original Warrants, which shall be null and void on such date.

You also hereby agree by your signing of this Letter Agreement to automatically convert your ____ Series D Preferred Shares into ____ restricted shares of Common Stock upon the closing of the Offering (the “Automatic Preferred Conversion”). Within ten (10) business days of the date of the closing of the Offering, the Company shall send you instructions on surrendering to the Company the certificate representing you Series D Preferred Shares; provided, however, the Automatic Preferred Conversion shall be effective on the date of the closing of the Offering whether or not you surrender such certificates, which shall be null and void on such date.

All shares being issued pursuant to this Letter Agreement are being issued pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the SEC.

By your agreement and acknowledgment below, this Letter Agreement shall serve as written confirmation that:

(1) You agree to the terms of the Automatic Warrant Conversion and the Automatic Preferred Conversion.

(2) You acknowledge and agree that upon each of the Automatic Warrant Conversion and the Automatic Preferred Conversion, the Warrants and Series D Preferred Shares, respectively, shall be cancelled.

(3) You agree to the following lock-up restrictions to take effect upon the Effective Date of the Offering:

a.
That for a period of 180 days beginning on the Effective Date of the Offering (the “Lock-Up Period”), you will not, without the prior written consent of the Underwriter, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Common Stock (the “Shares”) or any securities convertible into or exercisable or exchangeable for Shares, whether now owned or hereafter acquired by you or with respect to which you have or hereafter acquire the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities. Notwithstanding the foregoing, and subject to the conditions below, you may transfer Lock-Up Securities without the prior written consent of the Underwriter in connection with (a) transactions relating to Lock-Up Securities acquired in open market transactions after the completion of the Offering; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with subsequent sales of Lock-Up Securities acquired in such open market transactions; (b) transfers of Lock-Up Securities as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member (for purposes of this Letter Agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); (c) transfers of Lock-Up Securities to a charity or educational institution; or (d) if you, directly or indirectly, control a corporation, partnership, limited liability company or other business entity, any transfers of Lock-Up Securities to any shareholder, partner or member of, or owner of similar equity interests in such entity, as the case may be; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c) or (d), (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to the Underwriter a lock up agreement substantially in the form of the lock-up provisions of this Letter Agreement and (iii) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made. You also agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of your Lock-Up Securities except in compliance with the lock-up provisions of this Letter Agreement.

b.
No portion of the lock-up provisions of this Letter Agreement shall be deemed to restrict or prohibit the exercise, exchange or conversion by you of any securities exercisable or exchangeable for or convertible into the Shares, as applicable; provided that you do not transfer the Shares acquired on such exercise, exchange or conversion during the Lock-Up Period, unless otherwise permitted pursuant to the terms of the lock-up provisions of this Letter Agreement. In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a so-called “10b5-1” plan at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any Lock-Up Securities within the Lock-Up Period).

c.
You understand that the lock-up provisions of this Letter Agreement are irrevocable and shall be binding upon your heirs, legal representatives, successors and assigns.

By signing below, this Letter Agreement shall serve as written confirmation that you have reviewed this Letter Agreement (and consulted with your legal and tax advisors to the extent you deemed necessary) and agree to the terms and conditions of the Automatic Warrant Conversion and the Automatic Preferred Conversion as described herein. Upon the occurrence of the closing of the Offering you understand that you will be releasing and discharging the Company and its affiliates from any and all obligations and duties that such persons may have to you with respect your Warrants and your Series D Preferred Shares. Notwithstanding anything contained herein, in the event the Offering is not consummated on or before June 30, 2021, this Letter Agreement will terminate and neither the Automatic Warrant Conversion or the Automatic Preferred Conversion shall take place. Additionally, the term “Lock-Up Securities” shall not include any Shares purchased by you in the Offering and, for the avoidance of doubt, any such Shares shall not be subject to the foregoing lock-up provisions.

This Letter Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Letter Agreement. In addition, you hereby represent that you meet the requirements of at least one of the suitability standards for an “accredited investor” as that term is defined in Regulation D promulgated under the 1933 Act and that you have had the opportunity to obtain any additional information, to the extent the Company has such information in its possession or could acquire it without unreasonable effort or expense, necessary in connection with the matters set forth in this Letter Agreement including, without limitation, information concerning the financial condition, results of operations, capitalization and business of the Company deemed relevant by you or your advisors, if any, and all such requested information, to the extent the Company had such information in its possession or could acquire it without unreasonable effort or expense, has been provided to your full satisfaction. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to choice of law principles. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, for example, www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. In case any provision of this Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement, and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This letter evidences waiver by the undersigned with respect to any and all defaults or events of default by the Company with respect to any failure by the Company to comply with any covenants contained in the Transaction Documents.

The parties hereby consent and agree that if this Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this Letter Agreement.

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Please indicate confirmation of the terms provided herein by executing and returning this letter in the space provided below.

Very truly yours,

RECRUITER.COM GROUP, INC.

By:	/s/ Evan H. Sohn
Name:	Evan H. Sohn
Title:	CEO

Date:	April 23, 2021

ACCEPTED AND AGREED:

[RECIPIENT]

Name:	NAME
Title:

Date: